Exhibit 99

News Release

Contact: Sandi Noah	Michael Hicks
Communications	Investor Relations
(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

FOURTH QUARTER 2011 RESULTS

FAIRLAWN, OHIO, January 27, 2012 –

•	The Company completed full year 2011 with record operating profit.

•	The acquisition of specialty chemical producer ELIOKEM was accretive in year one.

•	To increase focus on businesses with greater global growth potential, the Company decided during the fourth quarter to exit the commercial wallcovering businesses.

•

For the fourth quarter, the Company reported a net loss of $10.4 million, or $0.23 per diluted share, which included a loss from discontinued operations of $16.7 million, or $0.37 per diluted share, related primarily to non-cash asset impairment charges.

•	Adjusted Diluted Earnings Per Share for the fourth quarter (excluding discontinued operations) were $0.14 compared to $0.13 last year.

OMNOVA Solutions Inc. (NYSE: OMN) today announced a net loss of $10.4 million, or a diluted loss per share of $0.23, for the fourth quarter ended November 30, 2011. Included in the fourth quarter net loss was a loss from discontinued operations of $16.7 million, or a diluted loss per share of $0.37, related primarily to non-cash asset impairment charges of $13.6 million.

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“Operating profit improved sequentially in the fourth quarter despite continued weakness in market demand,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Fourth quarter results were positively impacted by lower raw material input costs, which declined from an all-time high in the third quarter, but were still higher than the prior year. We also generated positive cash during the quarter and increased our cash balance to approximately $106 million.

“For full year 2011, the Company achieved record operating profit despite unprecedented raw material inflation. Our Performance Chemicals business, including ELIOKEM, achieved its best annual profit performance and the ELIOKEM acquisition was accretive in the first year. As we celebrate the one-year anniversary of the ELIOKEM acquisition, we are very enthusiastic about the long-term value we can create together,” McMullen said. “Additionally, with the decision to exit commercial wallcovering, the Decorative Products segment is better positioned to be a positive contributor to OMNOVA’s future financial results.

“While we are optimistic about the fundamental improvement we have made to the long-term business outlook for the Company, we are clearly facing some near-term headwinds with raw material price volatility and uncertain market demand,” McMullen added.

Discontinued Operations

As part of the Company’s strategy to focus on businesses with greater global growth potential, the Company decided in the fourth quarter of 2011 to exit commercial wallcovering, and these businesses were classified as discontinued operations. On December 12, 2011, the Company completed the sale of the North American commercial wallcovering business. Total sale proceeds from the North American assets were $10.0 million along with potential future royalty payments.

The Company’s European-based commercial wallcovering business, known as Muraspec, serves the global commercial wallcovering market outside of North America, including Asia. Muraspec has been operated on a stand-alone basis and will continue

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business as usual to design, produce, sell and service its commercial wallcovering and other products. The Company is pursuing the sale of the ongoing Muraspec business.

The Company recorded a loss of $16.7 million in the fourth quarter of 2011 for discontinued operations which was related primarily to non-cash asset impairments of $13.6 million. OMNOVA will record a gain of approximately $9.8 million related to the sale of the North American commercial wallcovering business in the first quarter of 2012.

Commercial wallcovering results in the fourth quarter were sales of $19.3 million with an operating loss of $3.9 million excluding unusual items. For the full year 2011, the commercial wallcovering operations generated net sales of $70.2 million and an operating loss of $7.9 million excluding unusual items.

Reported Consolidated Results for the Fourth Quarter Ending November 30, 2011

Net sales increased $111.1 million, or 58%, to $301.4 million for the fourth quarter of 2011, compared to $190.3 million for the fourth quarter of 2010. The sales improvement was driven by $81.8 million of revenues from the ELIOKEM acquisition and increased OMNOVA legacy sales of $29.3 million. The higher OMNOVA legacy sales resulted from price increases of $44.4 million and $2.0 million of favorable currency translation effects, which were partially offset by volume decreases of $17.1 million.

Gross profit in the fourth quarter of 2011 increased to $55.8 million, compared to $32.0 million in the fourth quarter of 2010, due primarily to the ELIOKEM acquisition. Raw material costs in OMNOVA’s legacy business increased $39.4 million in the fourth quarter versus the same period last year. Gross profit margins in the fourth quarter of 2011 were 18.5%, compared to margins of 16.8% in the fourth quarter of 2010. The increase in gross profit margin percentage was due primarily to productivity and pricing actions.

Selling, general and administrative expenses (SG&A) in the fourth quarter of 2011 increased to $26.0 million, or 8.6% of sales, compared to $19.3 million, or 10.1% of sales, in the fourth quarter of 2010. The increase of $6.7 million in SG&A was due primarily to the

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ELIOKEM acquisition, partially offset by a bad debt reserve recovery of $1.7 million. The decline as a percentage of sales was due to higher sales and the Company’s focused ongoing efforts to control costs and leverage SG&A across its global operations.

Interest expense in the fourth quarter of 2011 was $9.5 million, an increase of $6.4 million from the fourth quarter of 2010, due to higher borrowing levels and an increase in interest rates resulting from refinancing activities relative to the ELIOKEM acquisition in December 2010.

Income from continuing operations before income taxes in the fourth quarter of 2011 was $10.8 million, compared to a loss of $5.6 million in the fourth quarter of 2010.

For the fourth quarter of 2011, income tax expense was $4.5 million, a 41.7% effective income tax rate. In the fourth quarter of 2010, the Company recorded a tax benefit of $89.2 million related to the reversal of a deferred tax asset valuation allowance in the U.S., which was no longer required. Cash tax payments in the U.S. over the next few years are expected to be minimal because the Company has $124.8 million of U.S. federal net operating loss carryforwards and $109.1 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

In the fourth quarter of 2011, income from continuing operations was $6.3 million, or $0.14 per diluted share. Loss from discontinued operations, net of tax, was $16.7 million related primarily to non-cash asset impairment charges of $13.6 million, or $0.37 per diluted share. The net loss was $10.4 million, or $0.23 per diluted share.

As of November 30, 2011, the Company’s debt of $457.3 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $198.0 million maturing in 2017 and $9.3 million of foreign operations borrowings. The Company maintained its strong liquidity position as global cash and cash equivalents totaled almost $106 million. Also, on November 30, 2011, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $83.8 million.

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Performance Chemicals Fourth Quarter 2011 Results

Net sales during the fourth quarter of 2011 increased $110.2 million, to $241.4 million, compared to $131.2 million in the fourth quarter of 2010. The ELIOKEM acquisition added $81.8 million of sales versus the prior year. Performance Chemicals’ legacy sales increased $28.4 million in the fourth quarter of 2011 due to positive pricing actions of $39.6 million and $0.2 million of foreign currency translation effects, partially offset by volume decreases of $11.4 million. Segment operating profit was $24.1 million for the fourth quarter of 2011, compared to $17.6 million in the fourth quarter of 2010, an increase of $6.5 million (see Table 1).

Performance Chemicals Adjusted Segment Operating Profit for the fourth quarter of 2011 was $22.5 million, compared to the fourth quarter Pro Forma Adjusted Segment Operating Profit of $25.0 million in 2010 (see Table 3). The adjusted operating profit margin was 9.3% for the fourth quarter of 2011, compared to the pro forma adjusted operating profit margin of 12.2% in the fourth quarter of 2010. The decline in the operating profit margin was due primarily to the volume declines.

NewPage Corporation, a major customer, filed for Chapter 11 bankruptcy protection in September 2011. Early in the first quarter of 2012, the Company completed a new two-year supply contract with NewPage and has been designated as a Critical Vendor. NewPage paid a cash settlement to the Company on its pre-petition bankruptcy trade receivable balance. The Bankruptcy Court has approved the settlement. As a result, in the fourth quarter of 2011, the Company reversed $1.7 million of the $2.6 million bad debt charge that it recorded for the NewPage receivable in the third quarter of 2011.

The specialty product lines within Performance Chemicals recorded strong double-digit sales growth in global drilling chemicals, continuing a year-long trend with increasing participation in high temperature, high pressure drilling environments around the world. Significant progress was made in obtaining customer approvals for tire cord latex from OMNOVA’s new plant in Caojing, China. Also, Performance Chemicals introduced its bio-based

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co-polymer hybrid chemistry into both carpet and coated paper applications following successful commercialization with several specialty customers.

Decorative Products Fourth Quarter 2011 Results

Results of continuing operations excluding commercial wallcovering (see Table 2) were sales of $60.0 million during the fourth quarter of 2011, an increase of $0.9 million, or 1.5%, compared to the fourth quarter of 2010. Sales improved for North American and China coated fabrics and for decorative laminates but declined in performance films and Thailand coated fabrics. Adjusted Segment Operating Profit was $2.2 million in the fourth quarter of 2011, compared to a Pro Forma Adjusted Segment Operating Loss of $2.7 million for the fourth quarter of 2010 (see Table 3). The improvement is related primarily to productivity and pricing actions.

During the quarter, raw material price recovery was significantly higher than the previous year and continued the trend of sequential quarterly improvements in 2011. Globally, coated fabrics sales into the transportation and contract upholstery markets were very strong, driven by double-digit volume growth in after-market automotive, motorcycle, recreational seating and healthcare applications. The Thailand coated fabrics sales drop reflected the massive flooding in the region which impacted the manufacturing plants of customers. The Company’s Thailand plants were not damaged and continued operating. Laminates sales grew double-digit in the store fixture and kitchen and bath segments, driven by specification of OMNOVA’s products by a major DIY store chain.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Friday, January 27, 2012, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode.

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Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 17, 2012. A telephone replay will also be available beginning at 1:00 p.m. ET on January 27, 2012, and ending at 11:59 p.m, ET on February 17, 2012. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 231350.

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Non-GAAP and Other Financial Measures

This Earnings Release includes, Adjusted Segment Sales, Adjusted Segment Operating Profit (Loss), Adjusted Income (Loss) From Continuing Operations and Adjusted Diluted Earnings Per Share From Continuing Operations which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted and pro forma information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit (Loss), Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The table below provides the reconciliation of these financial measures to the comparable GAAP financial measures.

The year-to-date 2010 pro forma presentation reflects the pro forma results as if ELIOKEM was owned by the Company from the beginning of the year; the post-acquisition capital structure and related interest expense; the Company’s estimate of an effective tax rate of 33.5%; and other adjustments related to non-operational items.

TABLE 1

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Income From Continuing Operations

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2011	2010	2011	2010
Performance Chemicals	$241.4	$131.2	$951.9	$527.9
Decorative Products	60.0	59.1	249.2	253.8

Total Sales	$301.4	$190.3	$1,201.1	$781.7

Segment Operating Profit (Loss)
Performance Chemicals	$24.1	$17.6	$86.5	$73.3
Decorative Products	.7	(4.5)	(1.3)	(3.2)
Interest expense	(9.5)	(3.1)	(38.0)	(8.7)
Corporate expense	(4.5)	(12.7)	(13.8)	(22.6)
Deferred financing fees write-off	—	—	(1.0)	—
Acquisition and integration related expense	—	(2.9)	(2.3)	(5.5)

Income (Loss) From Continuing Operations Before Income Taxes	10.8	(5.6)	30.1	33.3
Income tax (expense) benefit	(4.5)	89.2	(13.4)	83.9

Income From Continuing Operations	$6.3	$83.6	$16.7	$117.2

Depreciation and amortization	$8.8	$4.5	$33.5	$18.7
Capital expenditures	$8.6	$6.0	$24.1	$13.7

TABLE 2

Adjusted Segment Sales

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Sales
Performance Chemicals (Legacy)	$159.6	$131.2	$614.5	$527.9
Performance Chemicals (ELIOKEM International)	81.8	72.9	337.4	288.4

Total Performance Chemicals	241.4	204.1	951.9	816.3

Decorative Products	60.0	59.1	249.2	253.8

Total Sales	$301.4	$263.2	$1,201.1	$1,070.1

Non-GAAP and Other Financial Measures (Continued)

TABLE 3

Adjusted Segment Operating Profit (Loss) Reconciliation

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Performance Chemicals Segment Operating Profit	$24.1	$17.6	$86.5	$73.3
ELIOKEM operating profit—(pro forma 2010)	—	7.2	—	37.7
Restructuring, severance and benefit plan curtailment	.1	.2	1.1	.5
Customer trade receivable (recovery) write-off	(1.7)	—	.9	—
Distribution rights settlement	—	—	—	(9.7)
Fair value adjustment to ELIOKEM inventory	—	—	2.7	—

Performance Chemicals’ segment operating profit adjustments	(1.6)	7.4	4.7	28.5

Performance Chemicals’ Adjusted Segment Operating Profit	$22.5	$25.0	$91.2	$101.8

Decorative Products Segment Operating Profit (Loss)	$.7	$(4.5)	$(1.3)	$(3.2)
Restructuring, severance, and benefit plan curtailment	.2	1.4	.5	1.5
Asset impairment and facility closure costs	1.3	—	3.7	2.7
Tax indemnification lapse, legal settlements and other	—	(.2)	.2	.9
Strike costs	—	.6	—	2.5

Decorative Products’ segment operating profit adjustments	1.5	1.8	4.4	7.6

Decorative Products’ Adjusted Segment Operating Profit (Loss)	$2.2	$(2.7)	$3.1	$4.4

TABLE 4

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Income From Continuing Operations	$6.3	$83.6	$16.7	$117.2
Performance Chemicals’ segment operating profit adjustments	(1.6)	7.4	4.7	28.5
Decorative Products’ segment operating profit adjustments	1.5	1.8	4.4	7.6
Corporate restructuring and other	—	(.9)	.2	(.9)
Additional interest expense	—	(6.1)	—	(28.1)
Acquisition and integration related expense	—	2.9	2.3	5.5
Acquisition related foreign currency hedge fair value adjustment	—	9.2	—	9.2
Deferred financing fees write-off	—	—	1.0	—
Additional income tax (expense) benefit	—	6.1	(5.6)	(4.2)
Tax valuation reversal	—	(98.2)	—	(98.2)
Tax expense for liquidation of foreign subsidiary	—	—	1.1	—

Income from continuing operations adjustments	(.1)	(77.8)	8.1	(80.6)

Adjusted Income From Continuing Operations	$6.2	$5.8	$24.8	$36.6

TABLE 5

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended November 30,		Year Ended November 30,
(Dollars)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Diluted Earnings Per Share From Continuing Operations	$.14	$1.85	$.37	$2.61
Performance Chemicals’ segment operating profit adjustments	(.04)	.16	.11	.63
Decorative Products’ segment operating profit adjustments	.04	.04	.10	.17
Corporate restructuring and other	—	(.02)	—	(.02)
Additional interest expense	—	(.13)	—	(.63)
Acquisition and integration related expense	—	.06	.05	.12
Acquisition related foreign currency hedge fair value adjustment	—	.20	—	.21
Deferred financing fees write-off	—	—	.02	—
Additional income tax (expense) benefit	—	.14	(.12)	(.08)
Tax valuation reversal	—	(2.17)	—	(2.19)
Tax expense for liquidation of foreign subsidiary	—	—	.02	—

Total Earnings Per Share Impact of Adjusted Items	—	(1.72)	.18	(1.79)

Adjusted Diluted Earnings Per Share From Continuing Operations	$.14	$.13	$.55	$.82

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; customer concentration and loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; ability to successfully develop and commercialize new products; a decrease in regional demand due to reduced customer production or increased import competition; risks associated with international operations

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including political unrest, fluctuations in exchange rates, and regulatory uncertainty; ability to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet, pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; stock price volatility; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with pro forma sales for the twelve months ending November 30, 2011 of $1.2 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2011	2010	2011	2010
Net Sales	$301.4	$190.3	$1,201.1	$781.7
Cost of goods sold	245.6	158.3	982.5	635.3

Gross Profit	55.8	32.0	218.6	146.4

Selling, general and administrative	26.0	19.3	108.6	77.6
Depreciation and amortization	8.8	4.5	33.5	18.7
Restructuring and severance	.2	—	1.6	.5
Asset impairment	.7	—	3.1	2.7
Interest expense	9.5	3.1	38.0	8.7
Deferred financing fees write-off	—	—	1.0	—
Acquisition and integration related expense	—	2.9	2.3	5.5
Other (income) expense, net	(.2)	7.8	.4	(.6)

	45.0	37.6	188.5	113.1
Income (Loss) From Continuing Operations Before
Income Taxes	10.8	(5.6)	30.1	33.3
Income tax expense (benefit)	4.5	(89.2)	13.4	(83.9)

Income From Continuing Operations	6.3	83.6	16.7	117.2

Discontinued Operations:
Loss from discontinued operations, net of tax	(16.7)	(2.1)	(19.5)	(9.3)

Net (Loss) Income	$(10.4)	$81.5	$(2.8)	$107.9

Income Per Share—Basic
Income per share—continuing operations	$.14	$1.87	$.37	$2.63
Loss per share—discontinued operations	(.37)	(.05)	(.43)	(.21)

Basic (Loss) Income Per Share	$(.23)	$1.82	$(.06)	$2.42

Income Per Share—Diluted
Income per share—continuing operations	$.14	$1.85	$.37	$2.61
Loss per share—discontinued operations	(.37)	(.05)	(.43)	(.21)

Diluted (Loss) Income Per Share	$(.23)	$1.80	$(.06)	$2.40

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	November 30, 2011	November 30, 2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$98.9	$71.2
Restricted cash	4.2	253.1
Accounts receivable, net	163.2	98.8
Inventories	84.5	41.3
Prepaid expenses and other	3.9	2.5
Deferred income taxes—current	6.5	6.0
Assets held for sale—current	16.6	18.9

Total Current Assets	377.8	491.8

Property, plant and equipment, net	220.8	119.7
Trademarks and other intangible assets, net	87.5	5.8
Goodwill	88.0	—
Deferred income taxes—non-current	69.1	86.2
Deferred financing fees	13.6	10.5
Other assets	8.3	1.2
Assets held for sale—non-current	—	11.8

Total Assets	$865.1	$727.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$11.3	$4.8
Accounts payable	108.5	82.7
Accrued payroll and personal property taxes	16.8	16.5
Employee benefit obligations	2.2	2.4
Deferred income taxes—current	.1	—
Other current liabilities	9.1	10.4
Liabilities held for sale—current	8.5	7.1

Total Current Liabilities	156.5	123.9

Senior notes	250.0	250.0
Long-term debt—other	194.3	139.4
Post-retirement benefits other than pensions	7.8	7.6
Pension liabilities	91.5	73.3
Deferred income taxes—non-current	28.3	1.7
Other liabilities	15.0	7.7

Total Liabilities	743.4	603.6

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 46.1 million and 45.2 million shares issued at November 30, 2011 and November 30, 2010, respectively	4.6	4.5
Additional contributed capital	324.9	318.0
Retained deficit	(114.8)	(112.0)
Treasury stock at cost; .4 million shares at November 30, 2011 and .2 million shares at November 30, 2010	(2.7)	(1.3)
Accumulated other comprehensive loss	(90.3)	(85.8)

Total Shareholders’ Equity	121.7	123.4

Total Liabilities and Shareholders’ Equity	$865.1	$727.0